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                                                                      EXHIBIT 11



                       CALCULATION OF EARNINGS PER SHARE



                                                      FOR THE YEARS ENDED         THREE MONTHS ENDED
                                                         DECEMBER 31,            ---------------------
                                                  ---------------------------    APRIL 2,    MARCH 31,
                                                   1993      1994       1995       1995        1996
                                                  ------    -------    ------    --------    ---------
Weighted Average Common Shares Outstanding......   5,496      5,526     5,561       5,548       5,641
Weighted Average Series D Convertible Preferred
  Shares Outstanding............................      --         --       704          --       1,333
Options Outstanding using the Treasury Stock
  Method........................................      --         --        66          --         237
                                                  ------    -------    ------      ------      ------
Total Weighted Common and Common Equivalent
  Shares Outstanding............................   5,496      5,526     6,331       5,548       7,211
                                                  ======    =======    ======      ======      ======
Net Income (Loss)...............................  $   --    $(5,640)   $2,277      $ (469)     $1,073
                                                  ------    -------    ------      ------      ------
Net Earnings per Common and Common Equivalent
  Share.........................................  $   --    $ (1.02)   $ 0.36      $(0.06)     $ 0.15
                                                  ======    =======    ======      ======      ======